SETTLEMENT AGREEMENT

     This Settlement Agreement (the "Agreement") is entered into this 11th day of June, 2004 by and between InterCept, Inc. (the "Company" or "InterCept"), on the one hand, and JANA Partners, LLC and JANA Master Fund, Ltd. (collectively, "JANA"), on the other hand, with respect to the litigation between InterCept and JANA, among others, in the U.S. District Court for the Northern District of Georgia, Atlanta Division (the "Court") (Civil Action No 1:04-CV-1058-JOF) (the "Litigation"), and with respect to conduct of and the solicitation of proxies for the 2004 Annual Shareholders Meeting of InterCept ("2004 Annual Meeting").

     In consideration of the mutual covenants and agreements set forth herein, the Company and JANA agree as follows:

     1. EXPANSION OF BOARD. Prior to June 24, 2004, the InterCept board of directors will (i) expand the size of the InterCept board of directors to nine by adding one position to each of classes I, II and III, and (ii) elect Kevin J. Lynch and Marc Weisman to fill the newly created class II and III board positions, and Robert Finzi of Sprout Group (or in the event Mr. Finzi declines to serve then such other independent director selected by the board of directors) to fill the newly-created class I board position (the "New Class I Director").

     2. 2004 ANNUAL MEETING. JANA agrees (i) to support management in its motion or other action to convene the annual meeting on June 24, 2004 and then to adjourn the annual meeting until September 14, 2004; (ii) to withdraw its three proposed bylaw amendments; (iii) to refrain from soliciting proxies for the 2004 Annual Meeting; and (iv) to vote its shares in support of the five director nominees up for election at the annual meeting (the New Class I Director in class I, Mr. Lynch in class II and Messrs. Collins, Weiss and Weisman in class
III). InterCept agrees that it will nominate and support for election at the 2004 Annual Meeting the five director nominees referenced in the preceding sentence. There will be no further change to the size of the Board prior to the 2005 annual meeting or any other action (including amending its bylaws) by the Company (other than the potential sale or other business combination of the Company) the effect of which would be to impair the ability of the shareholders to elect three new directors nominated by JANA or a third party at the 2005 annual meeting who, together with Messrs. Lynch and Weisman, would constitute a majority of the InterCept board of directors (provided that the foregoing shall not restrict the Company's ability to nominate directors or conduct a proxy solicitation in connection with the 2005 annual meeting).

     3. EVALUATION OF STRATEGIC ALTERNATIVES. The InterCept board of directors agrees to promptly explore strategic alternatives to creating shareholder value, including a possible sale of the Company, and will promptly retain Jefferies & Company, Inc., or another nationally recognized investment bank mutually satisfactory to both parties, to assist it in exploring strategic alternatives to creating shareholder value, including a possible sale of the Company. If a board committee is formed to manage this process, Mr Weisman will be a member of the committee.

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     4. 2005 ANNUAL  MEETING.  The 2005 annual meeting will be held on or before
April 15, 2005.

     5. SETTLEMENT OF LITIGATION. InterCept and JANA agree to file the appropriate papers necessary to request that the Court dismiss the Litigation with prejudice.

     6. REIMBURSEMENT OF EXPENSES. InterCept agrees to reimburse JANA for their actual out of pocket expenses in connection with the proxy contest and related litigation not to exceed $750,000 payable only on the condition that InterCept's shareholders approve a sale or other business combination of the Company on or prior to the 2005 annual meeting, such reimbursement to be made within two (2) business days after such approval. Nothing herein is intended to limit the ability of InterCept to agree in the future to any reimbursement of JANA for such expenses.

     7. JOINT PRESS RELEASE: NON-DISPARAGEMENT. JANA and InterCept agree to issue a Joint press release in substantially the form attached hereto as EXHIBIT
A. Neither InterCept nor JANA shall make any further press releases or public statements regarding this settlement without the prior consent of the other party, such consent to not be unreasonably withheld, unless such press release or disclosure is required by law. Furthermore, InterCept and JANA will agree not to publicly disparage the other with respect to matters arising through the date of this settlement, PROVIDED, HOWEVER, that nothing herein will hinder either party's ability to disagree with the other as to future decisions relating to InterCept or otherwise and provided, further, that notwithstanding any provision contained herein to the contrary, nothing herein will hinder either party in connection with the conduct of a proxy solicitation in connection with the 2005 annual meeting. JANA consents to InterCept including a summary of this settlement and/or a copy of this Agreement in a Form 8-K Current Report and in its proxy statements (or supplements or amendments thereto) for the 2004 Annual Meeting and the 2005 Annual Meeting. InterCept consents to JANA including a copy of this Agreement in an amendment to its report of beneficial ownership on
Schedule 13D.

     8. EQUITABLE RELIEF. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Georgia or in Georgia state court, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

     9. SEVERABILITY. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     10. MISCELLANEOUS. This Agreement shall be governed by and construed in accordance with the laws of the state of Georgia. Any waiver or amendment of this Agreement must be in writing signed by the parties hereto. This Agreement shall inure to the benefit of any be binding upon, each party and that party's respective successors and assigns. This Agreement contains the entire agreement between the parties respecting any matter contained herein. The parties have participated jointly in the drafting of this Agreement and no ambiguity or question of intent or interpretation shall be presumed or construed against any party. The rights and obligations of each party hereto shall be nonassignable without the prior written consent of the other party. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                            -Signature Page Follows-


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     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed or caused this Agreement to be executed as of the date first written above.

INTERCEPT, INC.

By:  John Collins
     -------------------------
     John Collins
     Chairman and Chief Executive Officer


JANA MASTER FUND, LTD.

By:  JANA Partners LLC,
     its Investment Manager

By:
     --------------------------
     Barry Rosenstein
     Managing Partner


JANA PARTNERS, LLC

By:
     --------------------------
     Barry Rosenstein
     Managing Partner